Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Oiltanking Partners Announces Appointment of Ken Owen as President and CEO; Christian Flach as Chairman

HOUSTON – March 4, 2014 – Oiltanking Partners, L.P. (NYSE: OILT) (the “Partnership”) today announced that Kenneth F. Owen has been appointed as President and Chief Executive Officer of the Partnership’s general partner effectively immediately. Mr. Owen will also serve on the Board of Directors of our general partner. Anne-Marie Ainsworth has resigned as President, Chief Executive Officer and member of the Board of Directors of our general partner.

Since joining Oiltanking in March 2011, Ken has served in a number of important roles at the company, including most recently as Terminal Manager of the Houston terminals, and, prior to that, as Vice President and Chief Financial Officer (CFO). As Terminal Manager, Ken was responsible for overseeing day-to-day operations of Oiltanking Houston, which includes our Houston and Appelt terminals. In his prior role as CFO, Mr. Owen managed our corporate finance, accounting and reporting organization, and he helped lead the Partnership’s successful initial public offering in 2011. Prior to joining Oiltanking, Ken advised clients in the MLP and midstream energy industry, including Oiltanking, as a financial professional in investment banking.

The Partnership also announced today that Christian Flach, Chief Executive Officer and Member of the Executive Board of Marquard & Bahls AG (“M&B”), the parent company of Oiltanking, has been appointed Chairman of the Board of Directors of our general partner.

“I am excited to be joining the board of directors and being more closely involved with Oiltanking Partners,” said Mr. Flach. “M&B has been delighted with the Partnership’s performance since its IPO and is committed to ensuring that the Partnership’s impressive growth continues. I am thrilled that Ken has agreed to take on the role of CEO. Ken has the financial acumen, operational experience and deep industry knowledge needed to lead our management team as it executes on the Partnership’s growth initiatives.”

“I would like to thank Anne-Marie for her valuable contributions to Oiltanking, including her leadership in maintaining the Partnership’s strategic vision and ensuring that our culture of safety and reliability continues to be a fundamental driver of our success. We wish her well in her future endeavors.”

Oiltanking Partners, L.P. is a growth-oriented master limited partnership engaged in independent storage and transportation of crude oil, refined petroleum products and liquefied petroleum gas. We are the logistics provider of choice to major integrated oil companies, distributors, marketers and chemical and petrochemical companies. Our core assets are strategically located along the Gulf Coast of the United States on the Houston Ship Channel and in Beaumont, Texas. For more information, visit www.oiltankingpartners.com.

Contact Information:

Jack Lascar
Dennard-Lascar Associates
jlascar@dennardlascar.com
(713) 529-6600

Mark Buscovich
Manager, FP&A and IR
ir@oiltankingpartners.com
(855) 866-6458

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